Exhibit 99.2

Cimarex Announces 2016 Capital Plans
Gives Production and Expense Guidance

•	Exploration and development capital investment estimated at $600-650 million
-	Down 29% from 2015 and 67% from 2014 levels

•	Priorities are maximizing rate of return, acreage preservation & balance sheet protection

DENVER, February 16, 2016 - Cimarex Energy Co. (NYSE: XEC) today announced projected 2016 exploration and development capital of approximately $600-650 million, a 29 percent reduction from 2015 levels at the midpoint. An additional $50 million is earmarked for midstream and other investments. The capital program is expected to be funded with cash flow from operating activities and a portion of the $779 million of cash on hand at December 31, 2015.

Tom Jorden, Cimarex Chairman and CEO said, “Our approach to our business has not changed. We are focused on long term value creation for shareholders through drilling and development. However, continued weakness in commodity prices has made us especially vigilant in protecting our balance sheet. As such, upon conclusion of the drilling of three multi-well projects currently underway, we will reduce our activity to a level that meets our acreage obligations but will not invest beyond that until we see market conditions improve.” Cimarex increased activity in the fourth quarter of 2015 from seven rigs to the eleven rigs currently operated. The company plans to reduce that number to four operated rigs during the second quarter.

Mr. Jorden went on to say, “Our technically driven culture has provided us with enormous opportunities that we look forward to prosecuting when the time comes. For now, we will drill to hold our attractive acreage position while maintaining our strong financial position so that we are ready to move when market conditions improve.”

Originally expected to begin mid-year, completion activity related to infill development in the Cana-Woodford shale is now projected to begin late in the fourth quarter and continue into the first quarter of 2017.

In 2016, total company production is projected to average 890-930 million cubic feet equivalent (MMcfe) per day. First quarter output is expected to average 925-955 MMcfe per day. Sequentially, both oil and gas production in the first quarter are expected to decline four to five percent. First quarter estimates include midstream processing curtailments of 30 MMcfe per day.

Cimarex intends to invest approximately 65 percent of its 2016 capital in the Permian region and 35 percent in the Mid-Continent. Permian activities will be focused on holding acreage through drilling long lateral Wolfcamp wells in Culberson and Reeves counties in Texas. In the Mid-Continent, the majority of the investment will be made on a six-section joint infill development program in the Cana-Woodford shale and holding Meramec acreage.

Expenses for 2016 are expected to fall within the following ranges:

($/Mcfe)
Production expense	$0.80 - $0.90
Transportation and other operating expense	0.45 - 0.55
DD&A and ARO accretion*	1.40 - 1.60
General and administrative expense	0.19 - 0.23
Taxes other than income (% of oil and gas revenue) *Excludes the impact of any potential ceiling test writedowns.	5.5% - 6.0%

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding 2016 planned capital expenditures and estimated production. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. Actual results may differ materially from Cimarex projections and can be affected by a variety of factors outside the company’s control including the risks and uncertainties described in the company’s SEC reports.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.

Karen Acierno, 303.285.4957

www.cimarex.com